        STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

                                                                    EXHIBIT 12.1

                                                    Six Months ended
                                                        June 30,
                                                    ----------------
                                                    1996        1995        1995        1994        1993        1992       1991
                                                    ----        ----        ----        ----        ----        ----       ----
Computation of Earnings:
- -----------------------
Pretax income from continuing operations            200.1       137.0       109.5       182.7       279.8       254.7      208.8

Adjustments to income:
   Add:  Distributed income from
           less than 50%
           owned companies                            3.4         3.8         5.4         7.3         7.1         4.6        3.3
   Add:  Portion of rent expense
           representative of
           interest expense                           0.0         0.0         0.0         0.0         0.0          .6        2.0
   Add:  Interest incurred
           net of amounts capitalized               172.9        73.5       148.6        98.8        89.5        77.4       76.6
   Add:  Amortization of
           interest previously capitalized            1.5          .6         1.9          .6         0.0         0.0        0.0
   Add:  Amortization of
           debt issue costs and discount
           or premium on indebtedness                  .4          .4          .8          .5          .3         0.0        0.0
                                                    -----       -----       -----       -----       -----       -----      -----
                Earnings                            378.3       215.3       266.2       289.9       376.7       337.3      290.7
                                                    -----       -----       -----       -----       -----       -----      -----
Computation of Fixed Charges:
- ----------------------------
   Interest incurred                                177.4        76.5       154.4       104.4        89.5        77.4       76.6
   Amortization of debt issue costs
           and discount or premium
           on indebtedness                             .4          .4          .8          .5          .3         0.0        0.0
   Portion of rental expense
           representative of interest                 0.0         0.0         0.0         0.0         0.0          .6        2.0
   Preferred Stock dividend requirements             10.0
                                                    -----       -----       -----       -----       -----       -----      -----
                Fixed Charges:                      187.8        76.9       155.2       104.9        89.8        78.0       78.6
                                                    -----       -----       -----       -----       -----       -----      -----
   Ratio of Earnings to Combined Fixed Charges
           and Preferred Stock Dividends              2.0x        2.8x        1.7x        2.8x        4.2x        4.3x       3.7x
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